Exhibit 1.1

(Translation)

ARTICLES OF INCORPORATION

OF

NOMURA HOLDINGS, INC.

(Nomura Horudingusu Kabushiki Kaisha)

CHAPTER I

GENERAL PROVISIONS

Article 1.    (Trade Name)

The name of the Company shall be Nomura Horudingusu Kabushiki Kaisha and shall be expressed in English as Nomura Holdings, Inc.

Article 2.    (Purpose)

1. The purpose of the Company shall be, by means of holding shares, to control and manage the business activities of domestic companies which engage in the following businesses and the business activities of foreign companies which engage in the businesses equivalent to the following businesses:

(1) Financial instruments business prescribed in the Financial Instruments and Exchange Law;

(2) Banking business prescribed in the Banking Law and trust business prescribed in the Trust Business Law; and

(3) Any other financial services and any business incidental or related to such financial services.

2. The Company may conduct any other business incidental to businesses described in paragraph 1 of this Article.

Article 3.    (Location of Head Office)

The Company shall have its head office in Chuo-ku, Tokyo.

Article 4.    (Method of Giving Public Notices)

The method of public notices of the Company shall be electronic public notice; provided, however, that such notices shall be given by publication in Nihon Keizai Shimbun in cases the method of electronic public notice is not available due to any accidents or compelling reasons.

Article 5.    (Governing Bodies)

The Company shall, as a company with committees, set up, in addition to the shareholders meetings and directors, the following organs;

(1) board of directors

(2) Nomination Committee, Audit Committee, and Compensation Committee

(3) accounting auditors

CHAPTER II

SHARES

Article 6.    (Authorized Number of Shares)

The authorized number of shares of the Company shall be 6,000,000,000, and each total number of classes of shares which the Company is authorized to issue shall be as set forth below;

Common stock:	6,000,000,000 shares

Class 1 preferred stock:	200,000,000 shares

Class 2 preferred stock:	200,000,000 shares

Class 3 preferred stock:	200,000,000 shares

Class 4 preferred stock:	200,000,000 shares

Article 7.    (Number of Shares Constituting One Unit)

The number of shares constituting one (1) unit of shares of the Company shall be one hundred (100) with respect to common shares and each class of preferred shares, respectively.

Article 8.    (Rights Pertaining to Less-than-a-full-unit Shares)

Any shareholder of the Company shall not exercise any right pertaining to shares which do not constitute a full unit of shares (“Less-than-a-full-unit Shares”) he/she has except the following rights;

(1) rights granted by the items listed in Article 189, Paragraph 2 of the Companies Act.

(2) a right to make a request pursuant to Article 166, Paragraph 1 of the Companies Act.

(3) a right for allotment of shares for subscription or stock acquisition rights for subscription in proportion to the number of shares owned by a shareholder.

(4) a right to make a request pursuant to the following article.

Article 9.    (Request for Purchasing Less-than-a-full-unit shares)

Any shareholder of the Company with Less-than-a-full-unit Shares may request the Company to sell shares to that shareholder which will become the number of full unit of shares together with the number of Less-than-a-full-unit Shares owned by the shareholder.

Article 10.    (Share Registrar)

1. The Company shall have a share registrar.

2. The share registrar and its place for handling business shall be appointed and designated by a resolution of the board of directors, and public notice thereof shall be given.

Article 11.    (Share Handling Regulations)

The handling business relating to shares of the Company shall, except as provided in these “Articles of Incorporation”, be governed by the “Share Handling Regulations” to be established by the board of directors or executive officers under authorities delegated by resolutions of the board of directors.

CHAPTER III

PREFERRED SHARES

Article 12.    (Preferred Dividends)

1. The Company shall, fixing March 31 as the record date pursuant to Article 44, Paragraph 1 herein, distribute cash dividends from surplus on preferred shares (“Preferred Dividends”) in such respective amount as prescribed below to holders of preferred shares (“Preferred Shareholders”) or registered pledgees of shares in respect of preferred shares (“Registered Pledgees of Preferred Shares”), in priority to holders of common shares (“Common Shareholders”) and registered pledgees of shares in respect of common shares (“Registered Pledgees of Common Shares”); provided, however, that in the event that Preferred Interim Dividends defined in Article 13 herein have been paid during the fiscal year to which that date belongs, the total amount so paid shall be deducted accordingly.

Class 1 preferred stock and Class 2 preferred stock: Amount per share calculated by multiplying the amount equivalent to subscription money per share by the annual dividend rate specified in a resolution of the board of directors or a determination by executive officer(s) under authorities delegated by a resolution of the board of directors prior to the issuance of each class of preferred stock, which rate shall not exceed fifteen (15) percent

Class 3 preferred stock and Class 4 preferred stock: Amount per share calculated by multiplying the amount equivalent to subscription money per share by the annual dividend rate specified in a resolution of the board of directors or a determination by executive officer(s) under authorities delegated by a resolution of the board of directors prior to the issuance of each class of preferred stock, which rate shall not exceed ten (10) percent

2. If the aggregate amount paid to a Preferred Shareholder or Registered Pledgee of Preferred Shares as cash dividends from surplus in any particular fiscal year is less than the relevant Preferred Dividends, the unpaid amount shall not be accumulated in subsequent fiscal years.

3. The Company shall not distribute any dividends from surplus to any Preferred Shareholder or Registered Pledgee of Preferred Shares in excess of the relevant Preferred Dividends; provided, however, that this shall not apply to distributions from surplus in the process of a corporate split (kyushu-bunkatsu) pursuant to Article 758, Item 8(b) or Article 760, Item 7(b) of the Companies Act, or the distribution from surplus in the process of a corporate split (shinsetsu-bunkatsu) pursuant to Article 763, Item 12(b) or Article 765, Paragraph 1, Item 8(b) of that Act.

Article 13.    (Preferred Interim Dividends)

In the event that the Company distributes cash dividends from surplus on preferred shares, fixing any of the dates specified in Article 44, Paragraph 1 herein except March 31 as a record date, the Company shall pay cash to Preferred Shareholders or Registered Pledgees of Preferred Shares in priority to Common Shareholders and Registered Pledgees of Common Shares, in the amount specified in a resolution of the board of directors or a determination by executive officer(s) under authorities delegated by a resolution of the board of directors prior to the issuance of each class of preferred shares (“Preferred Interim Dividends”), which amount shall not exceed half of the amount of Preferred Dividends per share; provided, however, that the total amount of Preferred Interim Dividends shall not exceed the total amount of Preferred Dividends.

Article 14.    (Distribution of Residual Assets)

1. In the event that the Company distributes its residual assets, the Company shall pay cash to the Preferred Shareholders or Registered Pledgees of Preferred Shares in priority to the Common Shareholders and Registered Pledgees of Common Shares in such respective amount as prescribed below:

Class 1 preferred stock, Class 2 preferred stock, Class 3 preferred stock and Class 4 preferred stock;

Amount per share specified in a resolution of the board of directors or a determination by executive officer(s) under authorities delegated by a resolution of the board of directors prior to the issuance of each class of preferred stock, given the amount equivalent to subscription money per share

2. The Company shall not make distribution of residual assets other than as provided for in the preceding paragraph to the Preferred Shareholders or Registered Pledgees of Preferred Shares.

Article 15.    (Voting Rights)

Any Preferred Shareholder may not exercise voting rights on any matters at meetings of shareholders; provided, however, that the Preferred Shareholders may exercise voting rights on any matters at meetings of shareholders, in the event that no resolution of the board of directors concerning Preferred Shareholders’ receiving Preferred Dividends had been made before the notice of convocation for an annual meeting of shareholders was given in respect of each fiscal year, during the period through a resolution of the board of directors or meeting of shareholders for a proposal concerning Preferred Shareholders’ receiving Preferred Dividends will be made, from the time of the annual meeting of shareholders if no proposal concerning Preferred Shareholders’ receiving Preferred Dividends is submitted to that annual meeting of shareholders, or from the time when the annual meeting of shareholders is concluded if a proposal concerning Preferred Shareholders’ receiving Preferred Dividends was dismissed in that annual meeting of shareholders.

Article 16.    (Right to Demand Acquisition)

1. Any Class 3 Preferred Shareholder and Class 4 Preferred Shareholder may demand the Company to acquire his/her preferred shares during the period that such Preferred Shareholder is entitled to demand the acquisition as specified in a resolution of the board of directors or a determination by executive officer(s) under authorities delegated by a resolution of the board of directors prior to the issuance of each class of preferred stock (the “Period to Demand Acquisition”). In the event that such demand is made, the Company shall deliver its common shares to that Preferred Shareholder in exchange for the Company’s acquisition of the preferred shares held by that Preferred Shareholder. The number of common shares to be delivered shall equal (A) the number of preferred shares demanded to be acquired by that Preferred Shareholder multiplied by the amount equivalent to subscription money per share divided by (B) the Acquisition Price provided for in Paragraph 2 in this Article. If the number of common shares to be delivered in exchange for the Company’s acquisition of such preferred shares includes a fraction less than one (1) share, that fraction shall be handled pursuant to Article 167, Paragraph 3 of the Companies Act.

2. The “Acquisition Price” means the amount initially calculated, given the market price of the Company’s common shares, in accordance with the method specified in a resolution of the board of directors or a determination by executive officer(s) under authorities delegated by a resolution of the board of directors prior to the issuance of each class of preferred stock. That resolution of the board of directors or a determination by executive officer(s) may specify methods to alter or adjust the Acquisition Price. If the Acquisition Price shall be altered in accordance with such resolution or determination, a lower limit to the price to be altered shall be set out. In the event that the Acquisition Price becomes less than such lower limit, that Acquisition Price shall be altered to such lower limit.

Article 17.    (Blanket Redemption)

On the day following the last day of the Period to Demand Acquisition, the Company shall redeem all Class 3 preferred shares and Class 4 preferred shares which have not been acquired by the Company on and before the last day of the Period to Demand Acquisition. In this case, the Company shall deliver its common shares to each Preferred Shareholder in exchange for the Company’s redemption of such preferred shares. The number of common shares to be delivered shall equal (A) the number of preferred shares held by each Preferred Shareholder multiplied by the amount equivalent to subscription money per share divided by (B) the market price of the Company’s common shares. The details of such redemption shall be specified in a resolution of the board of directors or a determination by executive officer(s) under authorities delegated by a resolution of the board of directors prior to the issuance of each class of preferred stock. That resolution or determination may specify the method to calculate an upper limit to the number of common shares to be delivered. In the event that the number of common shares to be delivered in exchange for the Company’s redemption of such preferred shares includes a fraction less than one (1) share, that fraction shall be handled pursuant to Article 234 of the Companies Act.

Article 18.    (Provision for Redemption)

1. With respect to Class 1 preferred stock, Class 2 preferred stock or Class 4 preferred stock, if any event specified in a resolution of the board of directors or a determination by executive officer(s) under authorities delegated by a resolution of the board of directors prior to the issuance of each class of preferred stock occurs and the day separately specified in a resolution of the board of directors or a determination by executive officer(s) under authorities delegated by a resolution of the board of directors arrives, the Company may redeem in whole or in part those preferred shares. In this case, the Company shall, per preferred share of that class, pay each Preferred Shareholder the amount of cash specified, given the amount equivalent to the subscription money, in a resolution of the board of directors or a determination by executive officer(s) under authorities delegated by a resolution of the board of directors prior to the issuance of the class of preferred stock.

2. In case the Company redeems a part of preferred shares pursuant to the preceding paragraph, such redemption shall be made by means of a lot or pro rata allocation.

Article 19.    (Consolidation or Split of Shares, etc.)

1. The Company shall not consolidate or split any preferred shares, except as otherwise provided in laws or ordinances.

2. The Company shall not allot to the Preferred Shareholders shares without contribution or stock acquisition rights without contribution.

3. The Company shall not grant the Preferred Shareholders rights for allotment of shares for subscription or rights for allotment of stock acquisition rights for subscription.

Article 20.    (Order of Priority)

All classes of preferred stocks shall have the same order of priority in respect of the payment of Preferred Dividends and Preferred Interim Dividends and the distribution of residual assets.

CHAPTER IV

MEETINGS OF SHAREHOLDERS

Article 21.    (Convocation)

1. An annual meeting of shareholders shall be convened within three (3) months from April 1 each year and an extraordinary meeting of shareholders shall be convened whenever necessary.

2. A meeting of shareholders shall, except as otherwise provided by laws or ordinances, be convened by the director predetermined by the board of directors.

Article 22.    (Record Date of an Annual Meeting of Shareholders)

The record date for voting rights at an annual meeting of shareholders shall be March 31 of each year.

Article 23.    (Voting by Proxy)

A shareholder may exercise his voting right through a proxy who is a shareholder of the Company having a voting right.

Article 24.    (Chairman of Meetings)

President & Chief Executive Officer shall act as chairman of a meeting of shareholders; provided, however, that when President & Chief Executive Officer is unable so to act, one of the other representative executive officers shall take his place in accordance with the order of priority predetermined by a resolution of the board of directors.

Article 25.    (Disclosure of Reference Materials for a Meeting of Shareholders on the Internet)

The Company may deem that it has provided shareholders with information which should be stated or shown in reference materials for a meeting of shareholders, business reports, financial statements and consolidated financial statements when it has made a disclosure on the internet in compliance with requirements stipulated by laws and ordinances.

Article 26.    (Resolutions)

1. Resolutions of a meeting of shareholders shall, except as otherwise provided by laws or ordinances, be adopted by a majority of the votes of the shareholders who are present thereat and entitled to exercise their voting rights.

2. Any resolution under Article 309, Paragraph 2 of the Companies Act shall be adopted at such meeting at which shareholders holding not less than one-third (1/3) of the voting rights owned by all shareholders of the Company who are entitled to exercise their voting rights shall be present, by a majority of not less than two-thirds (2/3) of the voting rights of the shareholders so present.

Article 27.    (Meetings of Class Shareholders)

1. Resolutions of a meeting of class shareholders shall, except as otherwise provided by laws or ordinances, be adopted by a majority of the votes of the shareholders who are present thereat and entitled to exercise their voting rights.

2. Any resolution under Article 324, Paragraph 2 of the Companies Act shall be adopted at such meeting at which shareholders holding not less than one-third (1/3) of the voting rights owned by all shareholders of the Company who are entitled to exercise their voting rights shall be present, by a majority of not less than two-thirds (2/3) of the voting rights of the shareholders so present.

3. The provisions of Article 21, Paragraph 2 and Articles 23 through 25 herein shall apply mutatis mutandis to the meetings of class shareholders.

CHAPTER V

DIRECTORS AND THE BOARD OF DIRECTORS

Article 28.    (Number of Directors and Election)

1. The Company shall have not more than twenty (20) directors, who shall be elected at a meeting of shareholders.

2. The resolution for the election referred to in the preceding paragraph shall require the presence of shareholders holding not less than one-third (1/3) of the voting rights out of the total number of the voting rights owned by all the shareholders of the Company who are entitled to exercise their voting rights.

3. No cumulative voting shall be used for the election of directors.

4. One (1) Chairman of the Board of Directors shall be elected from among the directors.

Article 29.    (Term of Office)

The term of office of directors shall expire at the time of conclusion of the annual meeting of shareholders with respect to the last fiscal year ending within one (1) year after their election. However, the term of office of any director elected to fill a vacancy shall expire when the term of office of his predecessor would have expired.

Article 30.    (Convocation)

1. A meeting of the board of directors shall, except as otherwise provided by laws or ordinances, be convened by the director designated by the board of directors.

2. A notice of convocation referred to in the preceding paragraph shall be given to each director at least two (2) days prior to the date set for the meeting.

Article 31.    (Chairman of Meetings)

The director designated by the board of directors shall act as chairman of a meeting of the board of directors.

Article 32.    (Resolutions)

1. Resolutions of the board of directors shall be adopted by an affirmative vote of a majority of the directors present which directors present shall constitute a majority of all directors then in office.

2. The Company shall deem that a resolution of the board of directors has been adopted in case the requirements stipulated by Article 370 of the Companies Act have been fulfilled.

Article 33.    (Limitation of Liabilities of Directors)

1. The Company may release directors (including former directors) from liabilities for damages due to negligence of their duties to the extent permitted by laws or ordinances by resolutions of the board of directors pursuant to the provision of Article 426, Paragraph 1 of the Companies Act.

2. The Company may execute with outside directors (meaning “outside directors” defined in Article 2, Item 15 of the Companies Act) an agreement that will limit their liabilities for damages due to negligence of their duties pursuant to the provision of Article 427, Paragraph 1 of the Companies Act. However, the maximum amount of damages under the agreement shall be the higher of either the amount previously determined which shall not be less than 20 million yen or the amount set forth by laws or ordinances.

CHAPTER VI

NOMINATION COMMITTEE, AUDIT COMMITTEE AND COMPENSATION COMMITTEE

Article 34.    (Maintenance of Committees)

1. Members who constitute the Nomination Committee, the Audit Committee and the Compensation Committee shall be appointed from the directors by a resolution of the board of directors.

2. The chairman of each committee shall be elected by a resolution of the board of directors.

Article 35.    (Authorities of Committees, etc.)

1. The Nomination Committee shall have authorities to determine the particulars of a proposal concerning the election and dismissal of directors to be submitted to a meeting of shareholders.

2. The Audit Committee shall have authorities to perform the following duties;

(1) Audit of performance of duties by directors and executive officers and preparing audit reports

(2) Determination of the particulars of proposals concerning the election and dismissal of the accounting auditors and proposals concerning non-reelection of the accounting auditors to be submitted to a meeting of shareholders

3. The Compensation Committee shall have authorities to determine the policy with respect to the determination of the particulars of the compensation and other remuneration for each director and executive officer, and the particulars of the compensation and other remuneration for each director and executive officer. In case when an executive officer simultaneously serves as employee of the Company, the foregoing shall apply to the compensation and other remuneration for that employee.

Article 36.    (Matters concerning Committees)

Matters concerning each committee shall, in addition as provided by laws or ordinances or by these Articles of Incorporation, be determined by the board of directors.

CHAPTER VII

EXECUTIVE OFFICERS

Article 37.    (Executive Officers and Authorities of Execution of Business)

1. The Company shall have not more than forty-five (45) executive officers, who shall be elected by the board of directors.

2. The executive officers shall perform the following duties;

(1) Determination of the execution of the operations of the Company that were delegated by a resolution of the board of directors

(2) Execution of the operations of the Company

Article 38.    (Term of Office)

The term of office of executive officers shall expire at the time of conclusion of the first meeting of board of directors convened after the annual meeting of shareholders concerning the last fiscal year ending within one (1) year after their assumption of office.

Article 39.    (Representative Executive Officers and Executive Officers with Special Titles)

1. The Company shall, by a resolution of the board of directors, select representative executive officers from the executive officers.

2. The Company may, by a resolution of the board of directors, appoint one (1) President & Chief Executive Officer, one (1) or more Deputy Presidents, Executive Vice Presidents and Senior Corporate Managing Director.

Article 40.    Limitation of Liabilities of Executive Officers)

The Company may release executive officers (including former executive officers) from liabilities for damages of due to negligence of their duties to the extent permitted by laws or ordinances by resolutions of the board of directors pursuant to the provision of Article 426, Paragraph 1 of the Companies Act.

Article 41.    (Matters concerning Executive Officers)

Matters concerning executive officers shall, in addition as provided by laws or ordinances or by these “Articles of Incorporation”, be determined by the board of directors.

CHAPTER VIII

ACCOUNTS

Article 42.    (Fiscal Year)

The fiscal year of the Company shall commence on April 1 of each year and end on March 31 of the following year.

Article 43.    (Distribution of Surplus and Acquisition of Own Shares)

The Company shall, by a resolution of the board of directors without obtaining a resolution of a meeting of shareholders, determine the particulars contained in the items of Article 459, Paragraph 1, including distribution of surplus, except as otherwise stipulated by laws or ordinances.

Article 44.    (Record Date for Distribution of Surplus)

1. The record dates for dividends of the Company shall be June 30, September 30, December 31 and March 31 of each year.

2. The Company may, in addition to the dates in the preceding paragraph,, fix other dividend record dates and distribute surplus.

3. In case dividends are paid in cash, the Company shall be relieved from the obligation of paying dividends if such dividends remain unreceived for three (3) years after the date of the commencement of payment thereof.

SUPPLEMENTARY PROVISION

(Transitional Measures for Relief of Liabilities of Directors and Executive Officers)

The Company may, by a resolution of the board of directors, release directors and executive officers (including former directors and former executive officers) from liabilities to the extent permitted by laws or ordinances for the acts prescribed in Article 21-17, Paragraph 1 of the Law for Special Exceptions to the Commercial Code (“Special Law”) before its abolishment by the Act on Arrangement of Relevant Acts Incidental to Enforcement of the Companies Act (Act No. 87 of 2005).

HISTORY

1.	The date on which these ARTICLES OF INCORPORATION were first drawn up:

November 27, 1925

2.	Dates of amendments

October 20, 1948	November 22, 1972	September 30, 2007
November 30, 1948	November 22, 1973	June 25, 2009
January 15, 1949	November 20, 1975	January 6, 2010
May 26, 1949	December 17, 1976
November 26, 1949	December 14, 1978
January 27, 1950	December 18, 1981
March 29, 1950	December 17, 1982
November 28, 1950	December 22, 1983
November 27, 1951	December 20, 1984
November 29, 1952	December 20, 1985
May 26, 1953	December 19, 1986
November 24, 1953	December 18, 1987
May 7, 1954	December 16, 1988
November 26, 1954	June 28, 1990
November 25, 1955	June 27, 1991
April 27, 1956	June 29, 1993
November 20, 1956	June 29, 1994
November 25, 1957	June 27, 1996
November 25, 1958	June 27, 1997
June 1, 1959	June 29, 1999
November 26, 1959	June 29, 2000
November 25, 1960	October 1, 2001
November 24, 1961	June 26, 2002
November 24, 1962	June 26, 2003
November 25, 1963	June 25, 2004
November 24, 1966	January 4, 2005
November 25, 1967	June 28, 2005
November 21, 1968	June 28, 2006